UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VERA BRADLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

2208 Production Road

Fort Wayne, Indiana 46808

April 11, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 11:00 A.M., Eastern Time, on May 22, 2014 at our offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783.

The attached Notice of 2014 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to read carefully each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person, if you subsequently choose to attend the meeting.

Thank you for your continued support of Vera Bradley.

Sincerely,

Robert Wallstrom
President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Date:	May 22, 2014

Time:	11:00 a.m. Eastern Time

Place:	Vera Bradley Distribution Center 11222 Stonebridge Road Roanoke, Indiana 46783

Record Date:	March 25, 2014. You are entitled to vote at the Annual Meeting and at any adjournments or postponements of the meeting only if you were a shareholder at the close of business on the record date.

Proxy Voting:	Please submit your proxy card as soon as possible with your instructions so that your shares can be voted at the Annual Meeting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Items of Business:	• To elect four Class I directors to the Board of Directors

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015

• To hold an advisory vote on the compensation of our named executive officers

• To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting

By Order of the Board of Directors,

Anastacia S. Knapper

Secretary

April 11, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 22, 2014: This Notice of Annual Meeting and Proxy Statement and our Fiscal 2014 Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders		Meeting agenda
Date:	May 22, 2014

• Election of four Class I directors

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015

• Advisory vote on the compensation of our named executive officers

• Transact other business that may properly come before the meeting

Time:	11:00 a.m. Eastern Time
Place:	Vera Bradley Distribution Center 11222 Stonebridge Road Roanoke, Indiana 46783
Record date:	March 25, 2014
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission to meeting:	Proof of share ownership will be required to enter the Annual Meeting – see “Questions and Answers about the Proxy Materials and the 2014 Annual Meeting of Shareholders” for details.

Voting matters and vote recommendation

Matter	Board vote recommendation
Election of four Class I directors	For each director nominee
Advisory vote on executive compensation	For
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015	For

Our directors

See “Election of Class I Directors” for additional information.

The following table provides summary information about each director, including nominees for election at the annual meeting. We have a classified Board of Directors consisting of four Class I directors, three Class II directors, and four Class III directors. The term of the Class I directors will expire at the upcoming Annual Meeting. We, therefore, ask that our shareholders elect the Class I director nominees designated below. Each director nominee is elected by a plurality of votes cast.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Private/ NFP Boards	Committee memberships
							AC	CC	NCG
Barbara Bradley Baekgaard	75	1982	Co-founder and Chief Creative Officer, Vera Bradley, Inc.		0	2
Richard Baum	67	2011	Managing Partner, Consumer Growth Partners	X	0	2	M		M
Robert J. Hall, Chairman	56	2007	Principal, Green Gables Partners; Principal, Andesite Holdings		0	6
Karen Kaplan*	54	2012	Chairman and CEO, Hill Holiday, Inc.	X	0	9		M
John E. Kyees, Lead Independent Director *	67	2010	Interim Chief Financial Officer, Destination XL Group, Inc.; Retired Chief Investor Relations Officer, Urban Outfitters, Inc.	X	2	2	C, F
Matthew McEvoy*	52	2011	SVP, Strategy and New Business Development, Burberry Group plc	X	0	0	M
Patricia R. Miller	75	1982	Co-founder, Vera Bradley, Inc.		0	4
P. Michael Miller	76	1990	Retired Senior Partner, Hunt Suedhoff Kalamaros LLP		0	1
Frances P. Philip	55	2011	Retired Chief Merchandising Officer, L.L. Bean	X	1	3		M	C
Edward M. Schmults	51	2010	CEO, Wild Things, LLC	X	0	1		C	M
Robert Wallstrom*	48	2013	President and CEO, Vera Bradley, Inc.		0	1

C	Chair
M	Member
F	Audit Committee Financial Expert
*	Class I director nominee for election at this annual meeting

Attendance

Each Class I director nominee is a current director and attended at least 75% of the aggregate of all fiscal year 2014 meetings of the Board and each committee on which he or she served.

Executive compensation matters

See “Executive Compensation Discussion and Analysis” for additional information.

Fiscal 2014 Business Highlights

Financial Performance. Fiscal 2014 was a challenging year for our Company, as reflected in our full-year results. For the fiscal year:

•	Net revenues totaled $536.0 million, down 0.9% from $541.1 million in the prior fiscal year.
•	Net income was $58.8 million, or $1.45 per diluted share, compared to $68.9 million, or $1.70 per diluted share, in fiscal 2013.
•	Cash flow from operations totaled $87.9 million, up from $51.5 million in the prior year, which enabled us to reduce long-term debt by a net of $15.0 million, fund $22.9 million of capital expenditures, and end the fiscal year with cash and cash equivalents of $59.2 million.

Operational and Other Achievements. In fiscal 2014:

•	We continued to focus on growing our presence in underpenetrated markets by opening 19 full-line stores and four outlet stores.
•	We continued to strengthen our partnership with Dillard’s; our Vera Bradley product is in all 284 Dillard’s locations.
•	We successfully launched our Disney Collection by Vera Bradley, sold in Disneyland and Walt Disney World Resorts as well as the Disney Parks online store.
•	We hired two key executives, each with a myriad of retail experience, that we believe will be instrumental in achieving future growth: Robert Wallstrom, President and Chief Executive Officer, and Sue Fuller, EVP and Chief Merchandising Officer.
•	We began work on developing our comprehensive five-year strategic growth plan, which was finalized and unveiled in March 2014.

Executive compensation advisory vote

Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as described in this proxy statement for the following reasons:

Sound program design. We designed our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership. Pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We achieve our objectives through compensation that:

•	provides a competitive total pay opportunity,

•	links a significant portion of total compensation to performance we believe will create long-term shareholder value,

•	enhances retention by subjecting much of total compensation to multi-year vesting, and

•	does not encourage unnecessary and excessive risk taking.

Pay for performance. Our compensation program allows our Compensation Committee and Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term business success. The correlation between our financial results and executive officer compensation awarded, as described in the “Executive Compensation Discussion and Analysis” which follows in this proxy statement, demonstrates the success of this approach.

Pay practices. We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including: engagement by the Compensation Committee of its own independent consultant; and the absences of tax gross-ups contained in any of our compensation programs (including no excise tax gross-ups).

Auditors

See “Principal Accounting Fees and Services” for additional information.

We ask that our shareholders ratify our appointment of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for fiscal 2015. Below is summary information about E&Y’s fees for services provided for the fiscal year ended February 1, 2014:

Fiscal 2014
Audit fees	$520,500
Audit related fees	–
Tax fees	56,000
All other fees	2,000
Total	578,500

2015 Annual Meeting

Shareholder proposals submitted for inclusion in our 2015 proxy statement pursuant to SEC Rule 14a-8 must be received by us by December 12, 2014.

Notice of shareholder proposals to be raised from the floor of the 2015 Annual Meeting of shareholders outside of SEC Rule 14a-8 must be delivered to us no earlier than December 12, 2014 and no later than January 11, 2015.

Note about forward-looking statements

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including without limitation, this Proxy Summary and “Executive Compensation Discussion and Analysis.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Table of Contents (cont.)

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (we, us, the “Company” or “Vera Bradley”), of proxies to be voted at the Company’s 2014 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting will be held on May 22, 2014 beginning at 11:00 A.M., Eastern Time, at the Company’s offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on April 11, 2014. The mailing address of the Company’s principal executive offices is 2208 Production Road, Fort Wayne, Indiana 46808.

What proposals will be voted on at the Annual Meeting?

Three proposals are scheduled to be voted on at the Annual Meeting:

•	The election of four Class I directors to the Board of Directors

•	The ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2015

•	The approval, on an advisory basis, of the compensation of our named executive officers

 Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What are the Board of Directors’ voting recommendations?

The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the Class I director nominees to the Board of Directors

•	“FOR” the ratification of the appointment of E&Y as our independent registered public accounting firm for fiscal 2015

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers

Who is entitled to vote?

Only holders of record of our common shares at the close of business on March 25, 2014 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting, or any postponements and adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank or other nominee will vote for you pursuant to voting instructions provided by you. On the Record Date, 40,612,340 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

What do I need to do now?

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Remember that you will need to obtain a legal proxy from your bank, broker or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

Do I need to attend the meeting?

No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you.

If I wish to attend the meeting, what identification must I show to attend?

All shareholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker or other financial institution (known as holding your shares in “street name”), you will need to bring either (1) a letter from your broker stating that you held the Company’s shares through that institution as of the Record Date, or (2) a copy of the notice of Annual Meeting document you received in the mail.

•

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent), you do not need anything additional because we can check your name against the list of registered shareholders at the door.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that, for security reasons, we cannot admit to the meeting people who lack the proper identification.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

What is the quorum requirement for the Annual Meeting?

A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What is the voting requirement to approve each of the proposals?

Four Class I directors have been nominated for election at the Annual Meeting. Class I directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the four nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

The advisory vote on the proposal to approve the compensation of our named executive officers will be approved if the votes properly cast favoring the proposal exceed the votes cast opposing the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Anastacia S. Knapper, the Company’s Secretary, will act as the inspector of election.

How are broker non-votes counted? What if I abstain?

Your broker will NOT be able to vote your shares with respect to the election of directors, if you have not provided directions to your broker. We strongly encourage you to vote your shares and exercise your right to vote as a shareholder.

When a proposal is not a routine, uncontested matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on either of the proposals because they are not considered votes cast.

Can I revoke my proxy or change my vote?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is soliciting your proxy and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

We have a classified Board of Directors consisting of four Class I directors, three Class II directors, and four Class III directors, who will serve until the annual meetings of shareholders to be held in 2014, 2015 and 2016, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting.

The term of the Class I directors will expire at the upcoming Annual Meeting. Accordingly, four people are to be elected to serve as Class I directors at the Annual Meeting. Our Nominating and Corporate Governance Committee has nominated for election by the shareholders to the Class I positions, Karen Kaplan, John E. Kyees, Matthew McEvoy, and Robert Wallstrom, the current Class I members of the Board. If elected, Messrs. Kyees, McEvoy and Wallstrom and Ms. Kaplan will serve as Class I directors until our annual meeting of shareholders in 2017 and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any of Messrs. Kyees, McEvoy, Wallstrom or Ms. Kaplan will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of Messrs. Kyees, McEvoy and Wallstrom and Ms. Kaplan.

Background information on each of the directors, including the Class I director nominees, appears below.

If a quorum is present and voting, the four nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will have no effect on the vote.

BOARD OF DIRECTORS INFORMATION

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING CLASS I NOMINEES TO THE BOARD OF DIRECTORS.

  Nominees for Election as Class I Directors at the 2014 Annual Meeting

2014 Director Nominees	Age	Director Since
Karen Kaplan	54	2012

Since 2013, Ms. Kaplan has served as Chairman and Chief Executive Officer of Hill Holliday, Inc., one of the nation’s largest advertising agencies. Ms. Kaplan has served in various roles for Hill Holliday since 1982. Ms. Kaplan is a Trustee of Fidelity Investments, a multinational financial services corporation, where she serves on the Audit Committee and Governance and Nominating Committee. In addition, Ms. Kaplan currently serves as Chairman of the Greater Boston Chamber of Commerce, on the Board of Governors of the Chief Executives’ Club of Boston, on the Board of Directors of Jobs for Massachusetts, National Association of Corporate Directors New England Chapter, and on the Massachusetts Conference for Women. Ms. Kaplan is a Trustee of the Post Office Square Trust, as well as a member of the Clinton Global Initiative. She is also a past President of the Massachusetts Women’s Forum.

Qualifications:
Ms. Kaplan brings to our Board of Directors significant marketing and branding experience, as well as a strong tactical and financial background.

John E. Kyees – Lead Independent Director	67	2010

Mr. Kyees is currently serving as the interim Chief Financial Officer of Destination XL Group, Inc., a retail chain headquartered in Canton, Massachusetts. In 2010, Mr. Kyees retired from Urban Outfitters, Inc., a retail chain headquartered in Philadelphia, Pennsylvania, after serving as the Chief Investor Relations Officer. Mr. Kyees also served as Chief Financial Officer of Urban Outfitters from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc., a retail chain headquartered in San Francisco, California, from 2002 to 2003. Mr. Kyees is currently a director of Destination XL Group, Inc.; and a director and member of the audit committee of Rackwise Inc., a publicly-traded provider of data center infrastructure management software. In addition, Mr. Kyees is also a director of Arhaus Furniture, a privately-held retailer and Applaud, LLC, a privately-held social networking site.

2014 Director Nominees	Age	Director Since
Qualifications:

Mr. Kyees brings to our Board of Directors over 40 years of experience in the consumer products retail and manufacturing industries. He has over 30 years of experience as a chief financial officer and nine years serving in that role for a public company. Institutional Investor magazine selected Mr. Kyees as a top specialty retail chief financial officer on five separate occasions, evidencing his strong skills in corporate finance, strategic, and accounting matters.

Matthew McEvoy	52	2011

Matthew McEvoy has served as a director since July 2011. Mr. McEvoy is Chief of Strategy and New Business Development at Burberry Group plc, a luxury apparel and accessories company based in London. Prior to joining Burberry in 2002, Mr. McEvoy worked for nearly fifteen years at Goldman Sachs & Co., a global investment banking, securities and investment management firm, where he held positions of increasing responsibility, including Vice President of the Retail and Apparel Focus Group from 1993 to 2001.

Qualifications:

Mr. McEvoy brings to the Board of Directors extensive experience in retail operations and strategic planning, years of experience as a Senior Vice President of an international retail public company, and a proven track record of driving international growth and expansion.

Robert Wallstrom – President and Chief Executive Officer	48	2013

Mr. Wallstrom joined Vera Bradley as its President and Chief Executive officer in 2013. From 2007 to 2013, Mr. Wallstrom served as President of Saks Fifth Avenue OFF 5th, the outlet chain operated by Saks Fifth Avenue. Previously, he was Group Senior Vice President and General Manager of Saks’ flagship New York store from 2002 to 2007. Prior to joining Saks, Mr. Wallstrom held a variety of roles at retailer Macy’s Inc. from 1987 to 1995 and began his career in 1983 at J. W. Robinson department stores, a division of Associated Dry Goods Corp., which was later acquired by May Department Stores Company. Mr. Wallstrom serves on the Board of Directors of the LIM Fashion Education Foundation.

2014 Director Nominees	Age	Director Since
Qualifications:

Mr. Wallstrom is a successful retail executive with extensive brand management experience, proven leadership abilities and a strong track record of driving growth. As President of Saks Fifth Avenue OFF 5th, Mr. Wallstrom developed and implemented a strategic plan that repositioned the division as a growth engine, propelling it to a market leading position. Mr. Wallstrom is extremely well-regarded in the retail industry and has a proven track record developing and successfully executing strategic growth plans. He has a deep background in brand positioning, product development, store operations and planning and allocation.

Directors Continuing in Office
Class II Directors Serving until the 2015 Annual Meeting	Age	Director Since
Robert J. Hall - Chairman	56	2007

Mr. Hall has served as Chairman of the Board since September 2010. Mr. Hall is the principal of Green Gables Partners, a private investment firm that he founded in 2010. Prior to founding Green Gables, Mr. Hall started Andesite Holdings, a private equity firm, where he continues to serve as principal. Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007.

Mr. Hall also serves as a director of FlyLow Gear Co., a privately-held manufacturer of outerwear; New World Stoneworks LLC, a privately-held retailer of stone products; and Bill’s Khakis, a privately-held clothing retailer. Mr. Hall also serves as the Chairman of the Board of the Mid-Atlantic region of Teach for America; is a member of the Board of the Philadelphia School Partnership; and serves as trustee of The Holderness School.

Qualifications:

Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters, stemming from his extensive experience in investment banking, investment management, financial planning, and private placements.

Class II Directors Serving until the 2015 Annual Meeting	Age	Director Since
P. Michael Miller	75	1990

In 2013, Mr. Miller retired as a senior partner in the law firm of Hunt Suedhoff Kalamaros LLP, where he served as a partner from 1997. From 1990 through June 2010, Mr. Miller served as our Secretary and Treasurer. Mr. Miller also serves as a director of the Vera Bradley Foundation for Breast Cancer.

Qualifications:

Mr. Miller has been involved with Vera Bradley since its inception and brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Mr. Miller also provides insight and guidance on legal and business matters, stemming from his experience as a practicing attorney.

Edward M. Schmults	51	2010

Since 2009, Mr. Schmults has served as the Chief Executive Officer and a director of Wild Things, LLC, a privately-held company that provides technical apparel, packs and bags to the U.S. military, federal and state law enforcement agencies and the consumer market. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Prior to joining FAO Schwarz, he was employed at RedEnvelope, Inc., a catalog and internet retailer of affordable luxury goods, where he started as Senior Vice President of Operations in 2004 and was promoted to Chief Operating Officer in 2005.

Mr. Schmults currently serves on the advisory board of First Insight, Inc., a privately-held retail consulting company; is a member of the Board of Trustees of the National Outdoor Leadership School; is a member of the National Council of the American Prairie Foundation; and is a member of the Board of Directors of the Outdoor Industry Association, the industry group for the outdoor retail industry.

Qualifications:

Mr. Schmults brings to our Board of Directors over 20 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology, and socially responsible business practices.

Class III Directors Serving until the 2016 Annual Meeting	Age	Director Since
Barbara Bradley Baekgaard – Co-Founder	75	1982

Ms. Baekgaard co-founded Vera Bradley in 1982. From 1982 through June 2010, she also served as Co-President. In May 2010, she was appointed Chief Creative Officer. She currently serves as a board member of the Indiana University Melvin and Bren Simon Cancer Center Development Board and the Vera Bradley Foundation for Breast Cancer.

Qualifications:

As Co-Founder of Vera Bradley, Ms. Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective as well as an in-depth knowledge of business strategy, branding, product development, and store design. Since our founding, Ms. Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning, and the design and visual merchandising of our stores.

Richard Baum	67	2011

Mr. Baum is the managing partner of Consumer Growth Partners, a private equity firm with an exclusive investment focus on specialty retail and branded consumer products companies, which he helped to found in 2005. Prior to founding Consumer Growth Partners, Mr. Baum spent more than a decade serving in various equity research roles with investment banking, securities and investment management firms Credit Suisse, Goldman Sachs and Sanford Bernstein.

Qualifications:
Mr. Baum brings to the Board of Directors particular knowledge and experience in finance and capital structure, strategic planning, consumer brand strategy and retail merchandising and operations.

Class III Directors Serving until the 2016 Annual Meeting	Age	Director Since
Patricia R. Miller – Co-Founder	75	1982

Ms. Miller co-founded Vera Bradley in 1982. From 1982 through June 2010, she also served as Co-President. In June 2010, she was appointed National Spokesperson for the Company where she continued to promote our brand until her retirement in October 2012. Ms. Miller served as the first Secretary of Commerce for the State of Indiana and the Chief Executive Officer of the Indiana Economic Development Corporation from 2005 to 2006. Ms. Miller serves as a director for the Indiana University Foundation and for the Vera Bradley Foundation for Breast Cancer.

Qualifications:

As Co-Founder of Vera Bradley, Ms. Miller brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Ms. Miller also provides insight and perspective on general strategic and business matters, stemming from her executive and finance experience as Secretary of Commerce for the State of Indiana and as Chief Executive Officer of the Indiana Economic Development Corporation. Since our founding, Ms. Miller has provided leadership and strategic direction to the business, guiding the development of our operations and supply chain infrastructure and the growth of our employee base.

Frances P. Philip	55	2011

From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, a privately-held outdoor apparel and equipment retailer based in Freeport, Maine, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma, and The Gap.

Class III Directors Serving until the 2016 Annual Meeting	Age	Director Since

Ms. Philip also serves on the boards of Pacific Sunwear of California, Inc., a publicly-traded specialty retailer of branded and proprietary casual apparel, accessories and footwear; Crane & Co., Inc., a privately-held manufacturer of US currency paper and fine cotton papers used for business and personalized stationery; and Sea Bags, a retailer of handcrafted tote bags and accessories from recycled sails. She also serves on the advisory board of Kind Exchange, a privately-held company; and on the Board of the Coastal Humane Society, a non-profit organization.

Qualifications:
Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising and the retail and consumer products industry.

Meeting Attendance

Our Board of Directors held twelve meetings during fiscal 2014. Each of the standing committees of the Board of Directors held the number of meetings indicated below. During fiscal 2014, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board of which such director was a member held during the period in which such director served. Directors are encouraged to attend our annual meetings of shareholders, and all directors serving at that time attended the shareholders meeting held on May 30, 2013.

The following table sets forth the three standing committees of the Board of Directors and the number of meetings held by each committee during fiscal 2014:

Audit	Compensation	Nominating and Corporate Governance

13	9	6

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has affirmatively determined that all members of these committees satisfy the independence requirements of The NASDAQ Stock Market.

Audit Committee

Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage, oversee and dismiss public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market.

Compensation Committee

Our Compensation Committee reviews and recommends to our Chief Executive Officer and the Board of Directors policies, practices and procedures relating to the compensation of executive officers, including the Chief Executive Officer, and the establishment and administration of certain employee benefit plans for executive officers. The Compensation Committee has the authority to administer our 2010 Equity and Incentive Plan and advise and consult with our officers regarding managerial personnel policies.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also reviews and makes recommendations to the Board regarding the preparation and review of, and compliance with, corporate governance policies and reviews and makes recommendations to the Board regarding succession planning for the Chief Executive Officer and tenure and retirement policies for directors.

Summary of Director Compensation

In March 2013, our Board of Directors approved a compensation program for non-employee directors, to be reviewed biannually. In doing so, the Board reviewed the recommendations of the Compensation Committee, along with a review by our outside compensation consultant of non-employee director compensation among peer group companies. In reviewing total compensation for our non-employee directors, our consultant evaluated the cash compensation programs and long-term equity incentive programs for non-employee directors of comparable companies. All directors other than Mr. Wallstrom and Ms. Baekgaard participate in our non-employee director compensation program.

Under the cash compensation program, we pay each of our non-employee directors a cash retainer of $55,000 annually, and have eliminated all meeting fees for both Board and committee meetings. We pay the Chairperson of our Board of Directors an additional $30,000 retainer, and the Lead Independent Director an additional retainer of $10,000. In addition, we pay the following annual retainers for committee service:

Audit Committee Chair	$15,000

Audit Committee Members	$10,000

Compensation Committee Chair	$10,000

Compensation Committee Members	$7,000

Nominating and Corporate Governance Committee Chair	$8,750

Nominating and Corporate Governance Committee Members	$6,000

We also pay each of our non-employee directors an annual equity grant with a value of $85,000. On March 7, 2013, our Compensation Committee approved the grant of 3,597 restricted stock units to each of our non-employee directors, with a grant date of March 29, 2013. These restricted stock units vest and settle in our common shares, on a one-for-one basis, on the first anniversary of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement.

All of our directors will continue to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Fiscal 2014 Director Compensation

The following table summarizes compensation that our non-employee directors earned during fiscal 2014 for services as members of our Board of Directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Richard Baum	$71,000	84,997	$155,99	7
Robert J. Hall	85,000	84,997	169,99	7
Karen Kaplan	62,000	84,997	146,99	7
John E. Kyees	80,000	84,997	164,99	7
Matthew McEvoy	65,000	84,997	149,99	7
Patricia R. Miller	55,000	84,997	139,99	7
P. Michael Miller	55,000	84,997	139,99	7
Frances P. Philip	70,750	84,997	155,74	7
Edward M. Schmults	71,000	84,997	155,99	7

(1)	We did not pay our employee directors, Mr. Wallstrom and Ms. Baekgaard, any compensation for their services on our Board of Directors in fiscal 2014.
(2)

Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 9 to our consolidated financial statements.

Indemnification of Directors and Officers

Our second amended and restated articles of incorporation provide for indemnification, to the fullest extent permitted by the Indiana Business Corporation Law, as amended (the “IBCL”), of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the Company. Our second amended and restated articles of incorporation and amended and restated bylaws also provide for indemnification of our directors and officers where they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and in the case of criminal proceedings, they had reasonable cause to believe the action was lawful or they had no reasonable cause to believe the action was unlawful. We have obtained insurance that insures our directors and officers against specified losses.

In addition, we have entered into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

CORPORATE GOVERNANCE

Corporate governance at Vera Bradley is used to promote the long-term interests of our shareholders, as well as to maintain internal checks and balances, strengthen management accountability, engender public trust, and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company.

Our Board of Directors periodically reviews evolving legal, regulatory, and best practice developments to determine those that will best serve the interests of our shareholders. Our Corporate Governance Guidelines were most recently updated in August 2013. Highlights of our corporate governance framework include:

Board Independence

Six of our eleven directors are independent of the Company and management. Our Board of Directors has affirmatively determined that Richard Baum, Karen Kaplan, John E. Kyees, Matthew McEvoy, Frances P. Philip and Edward M. Schmults satisfy the independence requirements of The NASDAQ Stock Market for service on our Board of Directors and each of its committees. Our Board of Directors has determined that Barbara Bradley Baekgaard, Robert J. Hall, Patricia R. Miller, P. Michael Miller, and Robert Wallstrom are not independent under the listing standards of The NASDAQ Stock Market. See “Certain Relationships and Related Party Transactions” for a description of such relationships.

At each regular meeting of directors, time is set aside for the directors to meet in executive session without management present. In addition, the independent directors also meet without the inside directors at every regular meeting.

Only independent directors are members of the Audit, Compensation, and Nominating and Corporate Governance Committees.

Chief Executive Officer, Chairman, and Lead Independent Director

Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer are held by separate persons because the Board of Directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

In addition, the independent directors have appointed John E. Kyees, Chairman of the Company’s Audit Committee, to serve as Lead Independent Director.

Stock Ownership Guidelines for Officers and Directors

Our Board of Directors has adopted stock ownership guidelines for directors, executive officers, and other senior executives. These guidelines were established to encourage a long-term outlook for the management of the business and to help align the interests of management and shareholders.

The stock ownership guidelines require that all directors hold share units of the Company’s common stock with a value equal to four times the annual cash retainer. Until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain 60% of the share units awarded to him or her by the Company, net of amounts required to pay taxes and exercise prices. Thereafter, he or she is expected to retain, for a period of at least two years, at least 50% of the Shares Units with which he or she is credited as a result of equity awards made by the Company subsequent to attainment of the share ownership guideline, net of amounts required to pay taxes and exercise prices.

The Chief Executive Officer is required to hold share units with a value equal to three times his annual base salary. Executive Vice Presidents and other key executives as determined by the Compensation Committee are required to hold share units with a value equal to two times their annual base salary. Until such time as the Chief Executive Officer or another officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain 60% the share units awarded to him or her by the Company, net of amounts required to pay taxes and exercise prices. Thereafter, the executive is expected to retain, for a period of at least two years, at least 50% of the total shares with earned as a result of equity awards made by the Company, net of amounts required to pay taxes and exercise prices.

For purposes of the stock ownership guidelines, a “share unit” is defined as each share of Vera Bradley common stock beneficially owned, included shares of restricted stock, restricted stock units, and each share underlying any stock option. Both vested and unvested shares of restricted stock and restricted stock units shall be included in calculating share units, except that unvested equity awards which are subject to performance criteria shall not be included.

Director Orientation and Continuing Education

The Nominating and Corporate Governance Committee and management are responsible for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities.

Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Board of Directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the Company’s assets and business. While the Board of Directors has the ultimate oversight responsibility for the risk management process, it has delegated to the Audit Committee the initial responsibility of overseeing the Company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as part of the day-to-day operations of the Company, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our management, the Company’s significant financial risk exposure and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the Company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full Board of Directors on a regular basis and in that regard makes such recommendations to the Board of Directors with respect to risk assessment and management as it may deem necessary and appropriate.

Director Qualifications

We believe that our Board of Directors as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of our Board of Directors and the evolving needs of our business. Our Board of Directors identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience.

Our Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly industries and growth segments that we serve. We believe each of our current directors has experience that meets this objective. We believe that our Board of Directors collectively has experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of our current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on our Board of Directors.

Corporate Governance Guidelines, Committee Charters and Code of Ethics

Our Corporate Governance Guidelines and the charters of the three standing committees of the Board of Directors describe our governance framework. The Corporate Governance Guidelines and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our shareholders, and comply with or exceed the requirements of the NASDAQ Stock Market (“NASDAQ”) and applicable law.

Our Board annually conducts a self-evaluation to identify opportunities to improve Board performance. The Board periodically reviews our Corporate Governance Guidelines and committee charters and updates them as necessary to reflect changes in regulatory requirements and evolving oversight practices.

We have adopted a code of ethics, our Conflict of Interest and Business Ethics Policy, applicable to all directors, officers, employees, representatives, agents, and consultants of the Company. In addition to being subject to the Conflict of Interest and Business Ethics Policy, our Chief Executive Officer, Chief Financial Officer, Treasurer, and Corporate Controller are also subject to our Code of Ethics for Senior Financial Officers. Any amendment to, or waiver from, a provision of our Conflict of Interest and Business Ethics Policy or Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions and that relates to any element of the Policy or the Code enumerated in paragraph (b) of Item 406 of Regulation S-K shall be disclosed by posting such information on our website.

If you would like additional information about these documents, you may view the following documents at http://investors.verabradley.com/governance.cfm (please note that our website is not a part of this proxy statement):

•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Conflicts of Interest and Business Ethics Policy
•	Code of Ethics for Senior Financial Officers

Board Leadership Structure and Lead Independent Director

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the Chief Executive Officer; however, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board of Directors and Chief Executive Officer. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer are held by separate persons because the Board of Directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

In addition, the independent directors have appointed John E. Kyees, Chairman of the Company’s Audit Committee, to serve as Lead Independent Director. The Lead Independent Director, among other things, chairs executive sessions of the independent directors, serves as a spokesperson for the independent directors and serves as a liaison between the Company’s other independent directors and the Company’s management, auditors and counsel between Board meetings. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement our Chairman of the Board and Chief Executive Officer structure.

Director Nominations

In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the Board, all on an annual basis. The objective is a Board that brings to the Company a variety of perspectives and skills that are derived from high-quality business and professional experience and that are aligned with the Company’s strategic objectives.

The Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, shareholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate to the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

As described in our Corporate Governance Guidelines, the Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. Once the Nominating and Corporate Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our Board, the Nominating and Corporate Governance Committee then considers the extent to which the membership of the candidate on the Board would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a variety of substantive matters pertaining to our business; however, the Board does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the

Board at an annual meeting of shareholders must do so in accordance with the procedures set forth in “Requirements, Including Deadlines, For Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” section of this Proxy Statement and in compliance with our bylaws. To date, the Nominating and Corporate Governance Committee has not received a director nomination from a shareholder.

Family Relationships

Barbara Bradley Baekgaard and Patricia Miller founded the Company in 1982 in Fort Wayne, Indiana. Both Ms. Baekgaard and Ms. Miller continue to serve on our Board of Directors. P. Michael Miller, a director, is the husband of Ms. Miller. Robert J. Hall, our Chairman, is the son-in-law of Ms. Baekgaard, who also serves as our Chief Creative Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of February 1, 2014 were Karen Kaplan, Frances P. Philip and Edward M. Schmults. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, nor has any member of the Compensation Committee engaged in any transaction with the Company required to be disclosed pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Communications with Directors

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at http://investors.verabradley.com/contactBoard.cfm or to our Secretary at:

Secretary and General Counsel

c/o Vera Bradley, Inc.

5620 Industrial Road

Fort Wayne, Indiana 46825

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors, or committee to whom the communication is directed.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL

The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending January 31, 2015. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of E&Y. Representatives of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. E&Y served as our independent registered public accounting firm for fiscal 2014. PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm for fiscal 2013.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to Vera Bradley for the fiscal year ended February 1, 2014 by E&Y, and for the fiscal year ended February 2, 2013 by PwC:

Fiscal 2014	Fiscal 2013

Audit Fees	$520,500(1)	$ 607,500(2)
Audit-Related Fees(3)	—	17,240
Tax Fees	56,000	—
All Other Fees(4)	2,000	4,200

Total	$ 578,500	$ 628,940

(1)	Audit Fees for fiscal 2014 consist of fees for professional services rendered by E&Y in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.
(2)	Audit Fees for fiscal 2013 consist of fees for professional services rendered by PwC in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.
(3)	Audit-Related Fees for fiscal 2013 consist of fees related to employee benefit plan audits.
(4)	All Other Fees consist of fees for products and services other than the above-described services. In both years, these fees related primarily to subscriptions to online research databases.

The Audit Committee has adopted a policy that requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee. The Audit Committee considered the services listed above to be compatible with maintaining E&Y’s and PwC’s independence, respectively.

Change in Independent Registered Public Accounting Firm

The Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ending February 1, 2014.

As a result of this process, on January 29, 2013, the Audit Committee appointed E&Y as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014, and dismissed PwC from that role, effective as of the date of PwC’s completion of the audit services for the fiscal year ended February 2, 2013 and the filing of the Company’s 2013 Annual Report on Securities and Exchange Commission Form 10-K.

PwC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended February 2, 2013 and January 28, 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of February 2, 2013 and January 28, 2012 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years February 2, 2013 and January 28, 2012, and the subsequent interim period through April 2, 2013, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended February 2, 2013 and January 28, 2012, and the subsequent interim period through April 2, 2013, neither the Company nor anyone acting on its behalf has consulted with E&Y with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Vote Required and Board Recommendation

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP, or E&Y, was responsible in fiscal 2014 for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended February 1, 2014;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

4.	The Audit Committee has considered whether the provision by PwC of non-audit services to Vera Bradley is compatible with maintaining PwC’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
John E. Kyees, Chairman
Richard Baum
Matthew McEvoy

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Proposal

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Shareholders are urged to read the “Executive Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the board of directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Vera Bradley, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table and the Executive Compensation Discussion and Analysis set forth in such proxy statement and other related tables and disclosures.”

Because this vote is advisory, the result will not be binding on us, our board of directors or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted

“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement, except with respect to shares held in street name, for which you must direct your broker to vote such shares. Following shareholder approval at the 2011 Annual Meeting of Shareholders, we have determined to hold a say-on-pay vote every three years and, therefore, our next say-on-pay vote will take place at the 2017 annual meeting.

Vote Required and Board Recommendation

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2014.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults, Chair

Karen Kaplan

Frances P. Philip

Compensation Discussion and Analysis

This is a presentation of the material elements of our compensation practices for our named executive officers. The following executives are our “named executive officers” for fiscal 2014, as that term is defined by the Securities and Exchange Commission:

•	Robert Wallstrom, President and Chief Executive Officer

•	Kevin J. Sierks, Executive Vice President, Chief Financial Officer

•	Barbara Bradley Baekgaard, Chief Creative Officer

•	Kimberly F. Colby, Executive Vice President — Design

•	Sue Fuller, Executive Vice President, Chief Merchandising Officer

In addition, both Michael C. Ray, our former Chief Executive Officer, and Bonita Inza, our former Executive Vice President, Sales and Marketing, are considered to be “named executive officers” for purposes of this Compensation Discussion and Analysis. Mr. Ray retired from the Company in November 2013 and Ms. Inza left the Company in March 2014.

To assist in understanding our named executive officer compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2014 where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our named executive officers.

The information provided in this section should be read together with the tables and narratives that accompany the information presented.

Fiscal 2014 Business Highlights

Fiscal 2014 was a challenging year for the Company, as reflected in our full-year results. For the fiscal year:

•	Net revenues totaled $536.0 million, down 0.9% from $541.1 million in the prior fiscal year.

•

Revenues in our Direct segment increased 11.5% to $326.2 million from $292.6 million in the prior fiscal year, driven by new store growth but partially offset by a comparable store sales decline of 5.7%.

•

Revenues in our Indirect segment decreased 15.6% to $209.8 million from $248.6 million in the prior year, primarily due to lower orders from the Company’s specialty retail accounts combined with closing approximately 400 underperforming specialty retail accounts during the year .

•

Gross profit totaled $295.4 million, or 55.1% of net revenues, compared to $308.3 million, or 57.0% of net revenues, in the prior year; fiscal year 2014 profit margin was negatively affected by a year-end inventory write-down, increased year-over-year promotional activity, and an increase in the sales mix of lower-margin product.

•	Operating income totaled $94.3 million, or 17.6% of net revenues, compared to operating income of $110.1 million, or 20.4% of net revenues in the prior fiscal year.

•	Net income was $58.8 million, or $1.45 per diluted share, compared to $68.9 million, or $1.70 per diluted share, in fiscal 2013.

•

Cash flow from operations totaled $87.9 million, up from $51.5 million in the prior year, which enabled us to reduce long-term debt by a net of $15.0 million, fund $22.9 million of capital expenditures, and end the fiscal year with cash and cash equivalents of $59.2 million.

In fiscal 2014:

•	We continued to focus on growing our presence in underpenetrated markets by opening 19 full-line stores and four outlet stores.

•	We continued to strengthen our partnership with Dillard’s; our Vera Bradley product is in all 284 Dillard’s locations.

•	We successfully launched our Disney Collection by Vera Bradley, sold in Disneyland and Walt Disney World Resorts as well as the Disney Parks online store.

•

We hired two key executives, each with a myriad of retail experience, that we believe will be instrumental in achieving future growth: Robert Wallstrom, Chief Executive Officer, and Sue Fuller, EVP and Chief Merchandising Officer.

•	We began work on developing our comprehensive five-year strategic growth plan, which was finalized and unveiled in March 2014.

How We Make Executive Compensation Decisions

Role of the Compensation Committee

The Compensation Committee is responsible to the Board for overseeing the development and administration of our compensation programs. The Compensation Committee is composed of three independent directors and is responsible for the review and approval of all aspects of executive compensation. The Committee is supported in its work by the head of the Human Resources Department, her staff, and an independent executive compensation consultant, as described below.

Role of Management

Our Compensation Committee generally seeks input from our chief executive officer when discussing the performance and compensation levels of the other named executive officers. The Compensation Committee also works with our chief executive officer, our chief financial officer, and the head of our human resources department in evaluating the financial, accounting, tax, and retention implications of our various compensation programs. Neither Mr. Wallstrom nor any of our other executives participates in deliberations relating to his or her own compensation.

Role of the Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its executive compensation consultant. Meridian is retained by and reports directly to the Compensation Committee and the Committee may replace the consultant or hire additional consultants at any time. A Meridian representative attends Compensation Committee meetings, as requested, and communicates with the chair of the Compensation Committee between meetings. Our Compensation Committee, however, makes all decisions regarding the compensation of our named executive officers.

Meridian was not given a narrow list of instructions, but rather was engaged to provide the Committee with information and advice that might assist the Committee in performing its duties. During fiscal 2014, Meridian services included the following:

•	updated the Committee on regulatory changes impacting compensation plans;

•	provided information on market trends, practices, and other data;

•	reviewed the Company’s compensation peer group and conducted a competitive analysis of compensation for executives and outside directors;

•	assisted in reviewing and designing various compensation program elements;

•	updated and provided guidance and advice related to the overall executive compensation structure; and

•

reviewed compensation peer group information and conducted a competitive analysis of compensation for the hiring of the President and Chief Executive Officer and the Executive Vice President, Chief Merchandising Officer.

Philosophy and Objectives of Our Executive Compensation Program

Our executive compensation program is designed to encourage our named executive officers to focus on building shareholder value, maximizing growth and profitability, and continuing to maintain our unique culture and build our strong brand. We strive to provide our named executive officers with a compensation package that is competitive within our industry. We also view compensation practices as a means for communicating our goals and for motivating and rewarding employees in relation to their achievements.

Our objective is to provide a competitive total rewards compensation package to attract and retain key personnel and drive effective results. Our executive compensation program provides for the following main elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates in a highly competitive market;

•	annual incentive compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy;

•	equity compensation, in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s shareholders; and

•	a comprehensive benefits package that is available to all of our employees.

A detailed description of these components is provided below.

The Compensation Committee seeks to ensure that a substantial portion of the total compensation awarded to the named executive officers is performance-based and is comprised of both annual and long term incentives. The mix of compensation is set such that the base salary represents a much smaller portion of total target compensation than is represented by performance based incentives.

Fiscal 2014 target compensation for CEO as percentage of total compensation:

Fiscal 2014 target compensation for named executive officers as percentage of total compensation:

Elements of Our Executive Compensation Program Generally

Peer Group and Benchmarking. At least annually, the Compensation Committee, with the assistance of Meridian, conducts a review of a peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Compensation Committee aims to identify companies with similar characteristics to our Company. Specifically, we look for peer group companies that are in the retail industry or another related industry, have a strong consumer brand, are highly profitable and fast growing, and are of a comparable size (based on revenue, operating income and market capitalization). Based on these criteria, the Compensation Committee utilized the following 18 peer companies for fiscal 2014 pay decisions:

bebe stores, inc.	Body Central Corp.	The Buckle, Inc.

Cache, Inc.	Crocs, Inc.	Destination Maternity Corporation

The Finish Line, Inc.	G-III Apparel Group, Ltd.	K-Swiss Inc.

lululemon athletica inc.	Steven Madden, Ltd	Maidenform Brands, Inc.

Movado Group, Inc.	Oxford Industries, Inc.	rue21, inc.

Under Armour, Inc.	The Wet Seal, Inc.	Zumiez Inc.

Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, tenure, historical compensation, retention risk and current and future contributions to the Company. We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets. In particular, we set base salaries keeping in mind that we are often recruiting from a fashion and retail marketplace that is not typically found in the Company’s hometown of Ft Wayne, Indiana. With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee, and may be adjusted from time to time based on the results of this review. Meridian prepares a report for the Compensation Committee annually that contains an assessment of the executive officers’ compensation, including base salary, annual cash incentives, and equity-based incentives, relative to comparable positions at the peer group companies. In addition, the Compensation Committee reviews the merit scores of each named executive officer’s annual performance review which is performed by the Chief Executive Officer. The only exceptions are the Chief Executive Officer, whose annual review is made by the Board of Directors, and Ms. Baekgaard, who does not typically receive any annual base salary increase.

Annual Incentive Compensation. Our annual incentive compensation, in the form of an annual cash bonus, is intended to compensate our named executive officers for meeting our short-term corporate objectives and to incentivize our named executive officers to meet these objectives by tying the entire cash incentive to financial goals. In fiscal 2014, these financial objectives were weighted equally between net revenue and net income. The Compensation Committee selected net revenue because, we believe as a company still in the early stages of growth, top line growth is important to our shareholders and to the ultimate performance of the Company. Top line growth, however, must be accompanied by improvement to the bottom line; so the Compensation Committee selected net income as a second performance metric. In the future, as the Company grows and circumstances change, the Compensation Committee will review the application of other performance measures. The Compensation Committee typically sets a target level of performance at which the full target bonus can be earned. The Compensation Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus.

Long-Term Incentive Compensation. We also grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long term. We believe these awards also serve as motivation to executives to continue to improve the long-term performance of the Company. In fiscal 2014, the Compensation Committee granted time-based and performance based restricted stock units to align our executives’ interests with those of our shareholders, to serve as a long-term retention tool and to provide an immediate ownership stake in the Company. Please see “Executive Summary—Response to Advisory Vote on Executive Compensation” for a discussion of changes made to fiscal 2013 long-term incentive compensation.

Benefits. The named executive officers are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $17,500 per person for calendar year 2013. Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. We currently provide matching contributions equal to 50% of an employee’s individual contribution, up to a maximum of 10% of the participant’s annual salary and subject to certain other limits, including vesting requirements.

Response to Advisory Vote on Executive Compensation. At the 2011 Annual Meeting of Shareholders, we were pleased that approximately 80% of the votes cast on the advisory vote on our executive compensation program voted in support of the compensation paid to the named executive officers. In addition, shareholders also voted to approve future advisory votes on compensation every three years. In keeping with that shareholder approval in 2011, the Company did not hold a shareholder advisory vote on executive compensation at either the 2012 or the 2013 Annual Meeting. Following the 2011 meeting, we continued to have ongoing discussions with our shareholders on this topic. In setting fiscal 2014 executive compensation, the Compensation Committee reviewed the results of the 2011 shareholder vote and input received from shareholders in those discussions and, based on the significant support we received, determined that the results of the vote did not call for any major changes to the executive compensation plans.

The Committee did revise executive compensation programs in fiscal 2013 and retained many of those changes in setting fiscal 2014 compensation. Specifically, to more closely reflect competitive and market practices and to better link compensation to long-term performance, changes to compensation included the following:

Long-term incentive:

•

In fiscal 2013, the Compensation Committee approved a long-term incentive grant to each named executive officer which was made up of 60% performance-based restricted stock units and 40% time-based restricted stock units. The performance-based restricted stock units provide for vesting at the end of a three-year performance period, and the number of units actually earned will depend on our net income performance over that performance period, with threshold and maximum performance levels set at 90% and 110%, respectively, of target performance. The time-based restricted stock units provide for vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We believe that moving from time-based equity compensation to a mix of time-based and performance-based equity compensation will serve to better align management and shareholder interests, as well as achieve a better balance between fixed and variable elements of compensation.

•

For fiscal 2014 (the period covered by this CD&A), the Compensation Committee again adopted a long-term incentive grant to each named executive officer which was made up of 60% performance-based restricted stock units and 40% time-based restricted stock units, with terms that are substantially similar to those of the fiscal 2013 grant. Threshold and maximum performance levels were set at 93% and 107%, respectively, of target performance. Before making the decision to narrow the range of threshold and maximum performance, the Compensation Committee and management engaged in a goal setting process that resulted in setting maximum performance levels that they believed would require exceptional effort and performance by the management team. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Annual Incentive:

•

For fiscal 2013, the Compensation Committee again decided to base potential bonus payouts 50% on net revenue and 50% on net income performance. However, both threshold and maximum performance measures were adjusted. Threshold and maximum performance levels were set at 90% and 110%, respectively, of target performance. Before making the decision to narrow the range of threshold and maximum performance, the Compensation Committee and management engaged in a rigorous goal setting process that resulted in setting maximum performance levels that they believe will require exceptional effort and performance by the management team. In addition, to be more in line with competitive market practices at the time and to reward executives for performance, the Compensation Committee adjusted the payout maximum from 150% to 200%.

•

For fiscal 2014 (the period covered by this CD&A), the Compensation Committee adopted an annual bonus structure that is substantially similar to that of fiscal 2013. Both threshold and maximum performance measures were adjusted. Threshold and maximum performance levels were set at 93% and 107%, respectively, of target performance. Before making the decision to narrow the range of threshold and maximum performance, the Compensation Committee and management engaged in a goal setting process that resulted in setting maximum performance levels that they believed would require exceptional effort and performance by the management team. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

In addition, we believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including: engagement by the Compensation Committee of its own independent consultant, and the absences of tax gross-ups contained in any of our compensation programs (including no excise tax gross-ups).

Determining the Amount of Each Element of Compensation

Overview. Generally, the amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration our results of operations, long-term and short-term goals, the competitive market for our named executive officers, individual performance and general economic factors. Our approach has been to provide executives with a base salary, annual bonus opportunity and long-term incentive opportunity that generally are competitive with the level of those elements paid for comparable positions at comparable companies. Once the level of compensation is set for the year, the Compensation Committee may revisit its decisions if there are material developments during the year, such as promotions, changes in responsibilities, or other factors, that may warrant a change in compensation. After the year is over, the Compensation Committee reviews our financial performance to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals. The Compensation Committee believes that the overall design of the Company’s compensation program and the amounts paid to the named executive officers are appropriate and are in keeping with the compensation philosophy and objectives of the compensation program.

Base Pay. In its March 2013 review of base salaries for fiscal 2014, our Compensation Committee considered the Company’s overall approach to merit increases, which was based upon a target level of a 3.5% merit increase which was then adjusted up or down based upon an employee’s performance; any changes in his or her role or responsibility; and the information provided by Meridian regarding base salaries for executives within the peer group companies. Our objective is generally to be within the competitive range of the peer group median, on average, for base salaries of our executive officers, including our named executive officers. We consider a range of +/-15% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

Chief Executive Officer

Mr. Ray served as chief executive officer of the Company during most of fiscal 2014, retiring in November 2013. After consideration of the above-described information, the Compensation Committee decided to adjust Mr. Ray’s base salary upward by 3% for fiscal 2014.

Mr. Wallstrom was appointed President and Chief Executive Officer in November 2013. His base salary for fiscal 2014 and fiscal 2015 is set in his employment agreement (see “Agreements with Named Executive Officers” below for additional information). In negotiating Mr. Wallstrom’s compensation package, including base salary, the Compensation Committee considered the competitive data of the peer group company chief executive officers, as well as Mr. Wallstrom’s extensive retail experience, his compensation package at his prior employer, and internal parity.

Chief Financial Officer

As of March 2013, when fiscal 2014 compensation was set, Mr. Sierks was serving as Interim Chief Financial Officer. Due to the interim nature of the appointment, the Compensation Committee did not benchmark Mr. Sierks’ base salary at that time against other chief financial officers in the peer group when determining his merit increase, but relied primarily upon Mr. Ray’s assessment of Mr. Sierks performance. This process resulted in the Compensation Committee adjusting Mr. Sierks’ base salary upward by 3% for fiscal 2014.

Other Named Executives

As a founder of the Company, Ms. Baekgaard was not considered for an increase to her base salary for fiscal 4. Ms. Colby received a 3% base salary increase for fiscal 2014, in line with both her individual performance and the budgeted merit increase, as well as within the competitive range of the peer group median.

Ms. Inza was hired in February 2013, and her fiscal 2014 base salary and other compensation were negotiated at that time. In negotiating Ms. Inza’s compensation, including base salary, the Compensation Committee considered the competitive data of the peer group companies for similar positions, as well as Ms. Inza’s extensive retail experience, her compensation package at her prior employer, and internal parity.

Ms. Fuller was hired in January 2014, and her base salary and other compensation for the remainder of fiscal 2014 and fiscal 2015 were negotiated at that time. In negotiating Ms. Fuller’s compensation, including base salary, the Compensation Committee considered the competitive data of the peer group companies for similar positions, as well as Ms. Fuller’s extensive merchant experience, her compensation package at her prior employer, and internal parity.

The following table shows base salary rate increases for each of our named executive officers for fiscal 2014:

Name and Principal Position	Fiscal 2013 Base Salary Rate(1)		Fiscal 2014 Base Salary Rate(2)	Fiscal 2014 Percentage Increase
Robert Wallstrom President and Chief Executive Officer	-------	-	$ 750,000	N/A

Michael C. Ray Former Chief Executive Officer	599,50	4	616,590	3.0%

Kevin Sierks Executive Vice President, Chief Financial Officer	236,96	4	244,660	3.0%

Barbara Bradley Baekgaard Chief Creative Officer	465,76	4	465,764	0.0%

Kimberly F. Colby Executive Vice President, Design	407,33	7	418,990	3.0%

Sue Fuller Executive Vice President, Chief Merchandising Officer	-------	-	500,000	N/A

Bonita Inza former Executive Vice President, Sales and Marketing	-------	-	350,012	N/A

(1)	Effective February 26, 2012. This amount represents a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year.
(2)

Effective February 24, 2013 for Mr. Ray, Mr. Sierks, Ms. Baekgaard and Ms. Colby. This amount represents a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year.

Annual Incentive Compensation. Annual incentive compensation opportunities are provided under the 2010 Equity and Incentive Plan (the “2010 Plan”), described further in “— 2010 Equity and Incentive Plan” below. Our Compensation Committee establishes the goals for our Annual Incentive Bonus Program on an annual basis, and the payouts, if any, are typically made after the end of each fiscal year following the Compensation Committee’s determination of the extent to which the goals have been achieved. The Compensation Committee, however, has the authority to modify or adjust awards upon the occurrence of certain unusual or nonrecurring events. The Compensation Committee did not modify or adjust awards made for fiscal 2014. The amount of bonus earned for fiscal 2014 was determined based 50% on net revenue and 50% on net income performance. The Compensation Committee selected net revenue as a performance measure for the Annual Incentive Plan because, we believe as a company still in the early stages following a public offering, top-line growth is important to our shareholders and to the ultimate performance of the Company. Top-line growth, however, must be accompanied by improvement to the bottom line, so the Compensation Committee selected net income as a second performance metric.

In fiscal 2014, threshold performance levels for net revenue and net income were not met and therefore, the named executive officers received no payout under the Annual Incentive Bonus Program for fiscal 2014. The following table sets forth the goals for net revenue and net income, as well as actual performance for fiscal 2014 and the bonus opportunity associated with each:

($ in millions)	Net Revenue	Net Income	Bonus Opportunity
Threshold	$576.0	$74.9	50%
Target	$619.4	$80.6	100%
Maximum	$662.8	$86.2	200%
Fiscal 2014 Actual Results	$536.0	$58.8	0%

The Compensation Committee sets, on an annual basis, a threshold, target, and maximum payout opportunity for the named executive officers expressed as a percentage of eligible earnings. The Compensation Committee aimed to set the annual target bonus opportunity in fiscal 2014 for our named executive officers generally to approach the 60th percentile of comparable positions at comparable companies within the peer group, consistent with our company-wide approach of targeting annual incentive opportunities near the peer group 60th percentile for all employees. The following table sets forth each named executive officer’s threshold, target, and maximum annual bonus opportunity as a percentage of eligible earnings for fiscal 2014:

Name	Fiscal 2014 Threshold/Target/Maximum Bonus as a Percentage of Eligible Earnings(1)
Robert Wallstrom(2)	N/A
Michael C. Ray	37.5% /75% /150%
Kevin J. Sierks	22.5% /45% /84.4%
Barbara Bradley Baekgaard	25% /50% /100%
Kimberly F. Colby	25% /50% /100%
Sue Fuller(2)	N/A
Bonita Inza	25% /50% /100%

(1)	Eligible earnings are defined as gross wages earned under regular employment status during the fiscal year, excluding any incentive payments and taxable fringe benefits.
(2)	Mr. Wallstrom and Ms. Fuller were not participants in the Company’s fiscal 2014 Annual Incentive Plan due to their respective dates of hire late in the Plan year.

Mr. Ray’s target bonus opportunity for fiscal 2014 was set at 75% of his fiscal 2014 base salary, which is below the 60th percentile of comparable positions within the peer group.

Mr. Sierks target bonus opportunity for fiscal 2014 was set at the same level as other vice presidents in the Company.

Ms. Colby and Ms. Inza had a fiscal 2014 target bonus opportunity of 50% of their fiscal 2014 base salary. For both executives, sufficient positional data was not attainable from the peer group. As such, in setting the target bonus opportunities, the Committee took into consideration supplementary data from general industry sources, as provided by its compensation consultant, the specific roles and responsibilities as related to other positions within the company, the internal compensation structure, experience and recent performance.

There is no peer group data for Ms. Baekgaard’s role within the Company. Her target bonus was set at 50% of her fiscal 2014 base salary, in alignment with named executive officers at the executive vice president level.

Long-Term Incentive Compensation. In fiscal 2014, the Compensation Committee granted time-based and performance-based restricted stock units, to align our executive’s interests with those of our shareholders, to serve as a long-term retention tool and to provide an ownership stake in the Company. These grants were made pursuant to the 2010 Plan.

The time-based restricted stock units vest and settle in our common shares, on a one-for-one basis in three equal annual installments on the first, second and third anniversaries of the date of grant. The applicable award agreement also provides that the units shall vest immediately upon the named executive officer’s disability (as defined in the 2010 Plan) or death. Provided the executive remains continuously employed with the Company until a Change in Control (as defined in the 2010 Plan), then the portion of any outstanding award that is not yet vested as of the date of the Change in Control shall become immediately and fully vested and paid immediately prior to the Change in Control

The performance-based restricted stock units provide for vesting at the end of a three-year performance period, and the number of units earned will depend on our net income performance over that performance period. The applicable award agreement also provides that the units shall vest at the target grant level immediately upon the named executive officer’s disability (as defined in the 2010 Plan) or death. In addition, in the event of a Change in Control (as defined in the award documents) the units shall be treated as earned (i) with respect to Performance Years (as defined in the award documents) that have been completed at the time of such Change in Control, such units shall be earned and vested only to the extent of actual performance for such Performance Year, and (ii) with respect to Performance Years that have not been completed at the time of such Change in Control, each such unit shall be deemed to be earned at the target level, with any such earned units becoming fully vested.

See “— Potential Payments Upon Termination or Change In Control.”

The size of each individual restricted stock unit grant was based primarily on a combination of internal pay equity considerations and overall dilution of current ownership. We also reviewed, solely as a reference point and not for benchmarking purposes, market data on long-term incentive opportunities within the compensation peer group.

Based on these factors, Mr. Ray was granted 19,570 performance-based restricted stock units and 13,047 time-based restricted stock units, which was equal in value to approximately 125% of his fiscal 2014 base salary. Mr. Sierks received a grant which was equal in value to approximately 50% of his fiscal 2014 base salary, resulting in a grant of 3,106 performance-based restricted stock units and 2,071 time-based restricted stock units.

Messes. Baekgaard, Colby and Inza all received grants which were equal in value to approximately 60% of their fiscal 2014 base salary. This equaled 7,096 performance-based restricted stock units and 4,731 time-based restricted stock units for Ms. Baekgaard; 6,383 performance-based restricted stock units and 4,256 time-based restricted stock units for Ms. Colby; and 5,332 performance-based restricted stock units and 3,555 time-based restricted stock units for Ms. Inza.

Sign-on Grants. In connection with being retained as Chief Executive Officer, Mr. Wallstrom received 49,080 restricted stock units, valued at approximately $1,200,000. Sixty percent of these restricted stock units will vest on the third anniversary of the date of grant provided that the price of the Company’s stock hits certain targets for at least twenty consecutive trading days during the third year of the grant. The remaining forty percent of Mr. Wallstrom’s sign-on equity grant will vest in equal amounts on each of November 11, 2014, 2015 and 2016. In connection with making this grant, the Compensation Committee considered Mr. Wallstrom’s total compensation package in comparison to both the peer group benchmarks as well as Mr. Wallstrom’s compensation package at his former employer.

In connection with being retained as Executive Vice President, Chief Merchandising Officer, Ms. Fuller received a one-time grant of 24,793 restricted stock units, equal to approximately $600,000. These restricted stock units vest ratably over three years from the date of grant. In connection with making this grant, the Compensation Committee considered Ms. Fuller’s total compensation package in comparison to both the peer group benchmarks, as well as Ms. Fuller’s compensation package at her former employer, including unvested equity grants which were forfeited upon her termination of employment.

Finally, Ms. Inza also received a sign-on grant in connection with her position as Executive Vice President, Sales and Marketing. Ms. Inza was granted 6,898 restricted stock units, valued at approximately $175,000, which vest ratably over three years from the date of grant. In connection with making this grant, the Compensation Committee considered Ms. Inza’s total compensation package in comparison to both the peer group benchmarks, as well as Ms. Inza’s compensation package at her former employer, including unvested equity grants which were forfeit upon her termination of employment.

Overall Mix of Compensation. Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk, and retention considerations.

Generally, the Compensation Committee considers market practices as reflected in the peer group data provided by its compensation consultant to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engages in discussions with the objective of ensuring that a material portion of each named executive officer’s total compensation is at-risk and dependent on the Company’s financial performance. Care is taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, we encourage named executive officers to vigorously pursue increased performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long term.

Agreements with Named Executive Officers

Executive Officer Employment Agreements and Offer Letters. The material terms of our agreements with Mr. Wallstrom, Ms. Fuller, Mr. Sierks and Ms. Inza are described below.

Mr. Wallstrom’s Employment Agreement

Mr. Wallstrom’s employment agreement with the Company was effective November 11, 2013 (the “Employment Agreement”) and will continue until the end of the Company’s fiscal year ending on or about January 31, 2017, provided that the employment agreement renews automatically for a one-year period after that date unless either party gives notice of its intent not to renew.

Under the Employment Agreement, Mr. Wallstrom’s initial annual base salary is $750,000. Mr. Wallstrom will have a target annual fiscal bonus of 100% of his base salary, with a maximum annual cash bonus of up 200% of his annual base salary. Mr. Wallstrom will be eligible for participation in the Company’s annual bonus plan for the 2015 fiscal year, and his guaranteed annual bonus for that fiscal year is 100% of his base salary. Mr. Wallstrom also will be eligible to participate in the Company’s 2010 Equity and Incentive Plan (the “Equity Plan”). For the Company’s 2015 fiscal year, Mr. Wallstrom’s equity-based compensation grant will have an economic value at grant of $800,000. In connection with his being retained as President and Chief Executive Officer, Mr. Wallstrom received a one-time grant of 49,080 restricted stock units, equal to approximately $1,200,000. Sixty percent of these restricted stock units will vest based on performance, and forty percent will vest in equal amounts on each of November 11, 2014, 2015 and 2016. The Company has agreed to reimburse Mr. Wallstrom for the expenses of relocating his residence from Connecticut to the Fort Wayne, Indiana area.

Under the Employment Agreement, if the Company terminates Mr. Wallstrom’s employment without Cause or Mr. Wallstrom terminates his employment for Good Reason (each as defined in the Employment Agreement), Mr. Wallstrom will be entitled to (i) any Bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of Bonus, if any, that he would have received for the year in which his employment terminated, (iii) a lump sum payment equal to two times the sum of his (A) Base Salary and (B) target Bonus for the fiscal year of termination, (iv) immediate accelerated full vesting of the time-based restricted stock units under the Sign-On Award and immediate accelerated vesting of the time-based vesting provisions of the portion of the restricted stock units under the Sign-On Award that are performance-based which will remain outstanding pending the satisfaction (or not) of the performance-based vesting criteria, and (v) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Mr. Wallstrom’s employment without Cause or Mr. Wallstrom terminates his employment for Good Reason and such termination is within 24 months after a Change in Control of the Company, Mr. Wallstrom will receive, in addition to the payments and benefit described in the preceding sentence, an additional lump sum payment equal to the sum of his (A) Base Salary and (B) target Bonus for the fiscal year of termination, in exchange for his continued compliance with the Restrictive Covenants set forth in the Employment Agreement after the Change in Control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If the payments and benefits to Mr. Wallstrom under the Employment Agreement, together with all other amounts payable to him following a Change in Control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Mr. Wallstrom will receive either the Total Payments or the Total Payments will be reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax, which would provide him with a greater after-tax value of amounts received.

If Mr. Wallstrom’s employment is terminated by death or Disability, Mr. Wallstrom or his estate will be entitled to: (i) any Bonus that has been earned but not paid, (ii) a pro-rated bonus, if any, Mr. Wallstrom would have received for the year in which his employment terminated, (iii) vesting of the Sign-On Award, and (iv) reimbursements of COBRA premiums.

Ms. Fuller’s Offer Letter

Ms. Fuller executed her offer letter with the Company on January 1, 2014. The offer letter provides for an annual base salary of $500,000 and, starting in fiscal 2015, a target annual fiscal bonus at 50% of base salary. Ms. Fuller will be eligible for participation in the Company’s annual bonus plan for the 2015 fiscal year, and her guaranteed annual bonus for that fiscal year is 50% of her base salary. Ms. Fuller also will be eligible to participate in the Company’s Equity Plan with annual target long-term incentive awards set at 60% of base salary. In connection with being retained as Executive Vice President, Chief Merchandising Officer, Ms. Fuller received a one-time grant of 24,793 restricted stock units, equal to approximately $600,000. In addition, the offer letter entitles Ms. Fuller to a retention bonus of $375,000 to be paid in three equal installments on August 1, 2014, August 1, 2015 and August 1, 2016. The Company has agreed to reimburse Ms. Fuller for the expenses of relocating her residence to the Fort Wayne, Indiana area.

Ms. Fuller’s offer letter provides for severance payments as provided for in an executive severance plan to be adopted in fiscal 2015 and, with respect to equity awards, in accordance with the applicable grant agreements. Under the contemplated executive severance plan, if the Company terminates Ms. Fuller’s employment without Cause or Ms. Fuller terminates her employment for Good Reason (each to be defined in the executive severance plan), Ms. Fuller will be entitled to (i) any Bonus earned in the fiscal year prior to termination that has not yet been paid, (ii) a pro rata portion of the amount of Bonus, if any, that she would have received for the year in which her employment terminated, (iii) a lump sum payment equal to one and one-half times the sum of her (A) Base Salary and (B) target Bonus for the fiscal year of termination, (iv) any unpaid portion of Ms. Fuller’s retention bonus, and (v) monthly cash reimbursements of COBRA premiums for twelve months. If the Company terminates Ms. Fuller’s employment without Cause or Ms. Fuller terminates her employment for Good Reason in connection with a Change in Control of the Company (as will be defined in the executive severance plan), the executive severance plan will call for a pro rata bonus at target level performance instead of at actual performance and a lump sum payment of two times, as opposed to one and one-half times, the sum of her (A) Base Salary and (B) target Bonus. In addition, Ms. Fuller will be entitled to reimbursement for outplacement assistance up to a maximum amount of $30,000.

As a condition of her employment, Ms. Fuller agreed not to compete with the Company during her tenure and for one year thereafter and to customary confidentiality and non-disparagement restrictions.

Mr. Sierks’ Offer Letter

The Company negotiated an offer letter with Mr. Sierks which provides that, in the event he is terminated by us for any reason other than death, disability or just cause (as defined in his offer letter), he will be entitled to a severance payment equal to nine month’s base salary and a pro-rata bonus for the portion of the year prior to his termination, to the extent that a bonus would be payable for the year based on Company performance.

Ms. Inza’s Offer Letter

The Company negotiated an offer letter with Ms. Inza which provided that, in the event she is terminated by us for any reason other than death, disability or just cause (as defined in her offer letter), she will be entitled to a severance payment equal to nine month’s base salary and a pro-rata bonus for the portion of the year prior to her termination, to the extent that a bonus would be payable for the year based on Company performance.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code may impose a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by shareholders and meet other requirements. We will seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals, and therefore we have not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate. The 2010 Plan allows us to provide compensation that meets the deductibility requirements of Section 162(m). Because of our initial public offering, however, compensation under the 2010 Plan is not subject to Section 162(m) until the earliest to occur of (i) the expiration of the 2010 Plan, (ii) an amendment of the 2010 Plan that results in a material modification of the 2010 Plan, (iii) the issuance of all of our common shares that have been reserved for issuance under the 2010 Plan, or (iv) our 2015 annual meeting of shareholders.

Compensation Tables

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s named executive officers during the last three completed fiscal years. Information regarding fiscal 2012 compensation for Mr. Sierks, and fiscal 2012 and 2013 compensation for Mr. Wallstrom, Ms. Fuller and Ms. Inza is omitted, because these individuals were not named executive officers during the relevant year.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compen- sation		Total Compen- sation
Robert Wallstrom	2014	$173,082	$–	$1,200,000	$—	$101,923(3)		$1,475,005
President and Chief Executive Officer

Michael C. Ray	2014	556,086	–	770,740	—	*		1,332,805
Former Chief Executive Officer	2013	608,430	–	748,290	312,581	*		1,669,301
	2012	573,395	–	687,527	356,078	*		1,617,000

Kevin J. Sierks	2014	244,216	—	122,333	127,474	10,202(4)		504,225
Executive Vice President, Chief Financial Officer	2013	241,371	–	118,480	82,956	*		442,807

Barbara Bradley Baekgaard	2014	465,937	—	279,472	—	34,579(5)		779,988
Chief Creative Officer	2013	474,721	–	279,465	162,592	35,880	(6)	952,658
	2012	465,764	–	279,470	241,033	31,854	(7)	1,018,121

Kimberly F. Colby	2014	418,287	–	251,400	—	12,201	(8)	681,887
Executive Vice President — Design	2013	413,601	–	244,069	141,658	11,039	(9)	810,367
	2012	391,882	–	227,397	202,799	*		822,078

Sue Fuller	2014	38,462	—	599,991	—	80,604(3)		719,057
Executive Vice President, Chief Merchandising Officer

Bonita Inza	2014	324,434	–	385,002	—	72,325(3)		781,761
former Executive Vice President, Sales and Marketing

*	Total value less than $10,000.
(1)	Represents the aggregate grant date fair value of restricted stock and restricted stock units awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock and restricted stock units is set forth in the Fiscal 2013 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 9 to our consolidated financial statements.
(2)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.

(3)	Represents reimbursement of relocation expenses.
(4)	Represents 401(k) matching contributions made by the Company of $10,152, and other taxable fringe benefits with a total value less than $10,000.
(5)	Represents 401(k) matching contributions made by the Company of $12,310, lease payment for automobile of $10,651, housing provisions of $10,150, and other taxable fringe benefits with a total value less than $10,000
(6)	Represents 401(k) matching contributions made by the Company of $9,080, lease payment for automobile of $10,651, housing provisions of $14,625, and other taxable fringe benefits with a total value less than $10,000.
(7)	Represents 401(k) matching contributions made by the Company of $11,010, lease payment for automobile of $10,864, and other taxable fringe benefits with a total value less than $10,000.
(8)	Represents 401(k) matching contributions made by the Company of $12,151, and other taxable fringe benefits with a total value less than $10,000.
(9)	Represents 401(k) matching contributions made by the Company of $10,989 and other taxable fringe benefits with a total value less than $10,000.

Fiscal 2014 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2014. In this table “TRSU” stands for time based restricted stock unit and “PRSU” stands for performance based restricted stock unit.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(1)
	Type of Award	Grant Date	Threshold		Target	Maximum	Threshold	Target	Maximum	All other Stock Awards	Grant Date Fair Value of Stock Awards(3)
Robert Wallstrom
	Annual Incentive			-	-	-
	TRSUs	November 5, 2013								16,360	$400,002
	PRSUs	November 5, 2013					16,360	32,720	65,440		800,004

Michael C. Ray
	Annual Incentive		$208,532		$417,065	$834,129
	TRSUs	March 29, 2013								13,047	308,301
	PRSUs	March 29, 2013					9,785	19,570	39,140		462,439
Kevin J. Sierks
	Annual Incentive		54,949		109,897	206,118
	TRSUs	March 29, 2013								2,071	48,938
	PRSUs	March 29, 2013					1,553	3,106	6,212		73,395

Barbara Bradley Baekgaard
	Annual Incentive		116,484		232,969	465,937
	TRSUs	March 29, 2013								4,731	111,794
	PRSUs	March 29, 2013					3,548	7,096	14,192		167,678

Kimberly F. Colby
	Annual Incentive		104,572		209,143	418,287
	TRSUs	March 29, 2013								4,256	100,569
	PRSUs	March 29, 2013					3,192	6,383	12,766		150,830

Sue Fuller	Annual Incentive			-	-	-
	TRSUs	January 6, 2014								24,793	599,991

Bonita Inza	Annual Incentive		81,109		162,217	324,434
	TRSUs	March 1, 2013								6,898	175,002
	TRSUs	March 29, 2013								3,555	84,005
	PRSUs	March 29, 2013					2,666	5,332	10,664		125,995

(1)	Awards available under the Company’s fiscal 2014 Annual Incentive Bonus Program. Amounts shown above are based upon actual fiscal 2014 eligible earnings. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Awards made under the 2010 Plan to certain employees and directors, including our named executive officers. TRSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date. PRSUs have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on net income growth over the three-year performance period. In addition, vesting would be accelerated in the event of death, disability or a termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the 2010 Plan.
(3)	Represents the grant date fair value of each award computed in accordance with FASB Topic 718.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets for the information regarding outstanding equity awards as of February 1, 2014.

	Stock Awards

	Time-based Awards		Performance-based Awards

	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1)

Robert Wallstrom	16,360(2)	$392,967	32,720(3)	$785,934

Michael C. Ray	—	—	—	—

Kevin J. Sierks	1,061(4)	25,485	—	—
	1,067(5)	25,629	2,400(6)	57,648
	2,071(7)	49,745	3,106(8)	74,606

Barbara Bradley Baekgaard	2,253(9)	54,117	—	—
	2,516(5)	60,434	5,661(6)	135,977
	4,731(7)	113,639	7,096(8)	170,446

Kimberly F. Colby	1,833(9)	44,029	—	—
	2,198(5)	52,796	4,944(6)	118,755
	4,256(7)	102,229	6,383(8)	153,320

Sue Fuller	24,793(10)	595,528	—	—

Bonita Inza	6,898(11)	165,690	—	—
	3,555(7)	85,391	5,332(8)	128,075

(1)	Based on the closing price of $24.02 of the Company’s common shares on January 31, 2014 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(2)	Represents grants of time-based restricted stock units made on November 11, 2013 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the anniversary of the date of grant. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.

(3)	Represents grants of performance-based restricted stock units made on November 11, 2013 under the 2010 Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(4)	Represents grants of time-based restricted stock units made on December 12, 2011 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(5)	Represents grants of time-based restricted stock units made on March 27, 2012 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(6)	Represents grants of performance-based restricted stock units made on March 27, 2012 under the 2010 Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on net income growth over the three-year performance period. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(7)	Represents grants of time-based restricted stock units made on March 29, 2013 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(8)	Represents grants of performance-based restricted stock units made on March 29, 2013 under the 2010 Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on net income growth over the three-year performance period. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(9)	Represents grants of time-based restricted stock units made on March 29, 2011 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(10)	Represents grants of time-based restricted stock units made on January 6, 2014 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(11)	Represents grants of time-based restricted stock units made on March 1, 2013 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.

Fiscal 2014 Option Exercises and Shares Vested

We have no outstanding stock options.

The following table shows the number of restricted stock units which vested for each named executive officer in fiscal 2014:

	Number of Shares or Units Acquired on Vesting (#)	Net Value Realized on Vesting(1)

Robert Wallstrom	—	—
Michael C. Ray	8,909	$210,722
Kevin J. Sierks	1,594	36,775
Barbara Bradley Baekgaard	3,510	83,017
Kimberly F. Colby	2,931	69,325
Sue Fuller	—	—
Bonita Inza	—	—

(1)    Computed by multiplying the number of shares vested by the Company’s closing stock price the day prior to the scheduled vesting date(s).

Fiscal 2014 Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Fiscal 2014 Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments Upon Termination or Change in Control

Generally

Except as described above under Agreements with Named Executive Officers, our named executive officers are not specifically entitled to any severance payments upon termination of employment or upon a change in control. Severance arrangements with executives have typically been determined on a case-by-case basis upon termination in the past. However, we maintain an informal general severance policy that provides all employees, including our named executive officers, with one week of pay for each year of service with the

Company, with a minimum total payment of two weeks’ pay, in the event of an involuntary termination of the employee by the Company. From time to time the Committee, with advice from our independent compensation consultant, will review prevailing market practice related to severance and make policy change recommendations.

Severance Benefits

The following table shows the value of cash severance benefits that would have been payable to each of our named executive officers under arrangements or contracts described above, assuming an involuntary termination of employment, other than for good cause by the Company, as of February 1, 2014, and as to Mr. Wallstrom and Ms. Fuller a termination by the executive for Good Reason:

	Severance Amount
Name	Outside of Change in Control	Following Change in Control
Robert Wallstrom	$3,000,000	$4,500,000
Michael C. Ray	N/A	N/A
Kevin J. Sierks	$183,495	$183,495
Barbara Bradley Baekgaard	$277,667	$277,667
Kimberly F. Colby	$201,438	$201,438
Sue Fuller	$1,125,000	$1,500,000
Bonita Inza	$262,509	$262,509

Treatment of Equity Awards

Please see “Determining the Amount of Each Element of Compensation — Long-Term Incentive Compensation” for a discussion of the impact of a Change in Control on long-term incentive compensation. Information regarding the number and dollar value of unvested restricted stock units that would have vested February 1, 2014 for each named executive officer if his or her employment with the Company had been terminated by reason of death, disability or termination of employment by the Company during the period described above prior to or after a change in control of the Company is set forth in the table under “— Outstanding Equity Awards at 2014 Fiscal Year-End”, above.

The 2010 Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for their benefit, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

The 2010 Plan provides that, in the absence of a definition in an employment agreement, (a) “cause” is defined as (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its affiliates, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its affiliates, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its affiliates; (ii) act or acts of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of the Company or its affiliates, or conviction of a crime that results in injury to the Company or its affiliates; or (iii) repeated refusal (other than by reason of disability) to carry out reasonable instructions from the named executive officer’s superiors or the Board; in addition, the named executive officer’s employment will be deemed to have terminated for cause if, after the named executive officer’s employment has terminated, facts and circumstances are discovered that would have justified a termination for cause; and (b) “disability” means (i) any permanent physical or mental incapacity or disability rendering the named executive officer unable or unfit to perform effectively the duties and obligations of his or her office, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the named executive officer unable or unfit to perform effectively the duties and obligations of his or her office for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Committee).

Compensation and Risk

The Compensation Committee has evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong company culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; the large percentage ownership of our shares by senior management, which ensures that their interests are aligned with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped at 200% of target for fiscal 2014; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

2010 Equity and Incentive Plan

In connection with our initial public offering, we approved the Vera Bradley, Inc. 2010 Equity and Incentive Plan (referred to herein as the 2010 Plan). The principal purposes of the 2010 Plan are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link participants’ interests to those of the Company’s shareholders; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. Our 2010 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards (including performance shares, performance units and annual performance bonus awards), and other stock or cash-based awards. There were 5,628,825 common shares, in the aggregate, available for awards under the 2010 Plan as of March 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All transactions since the completion of our initial public offering between us and our directors, executive officers, principal shareholders, and their affiliates are approved by our

Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. Our Audit Committee is responsible for reviewing the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market. Our Audit Committee operates under a written charter pursuant to which it must approve, prior to consummation, any related-party transaction, which includes any transaction or series of similar transactions in which we are to be a participant, the amount exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are negotiated at arm’s length and have terms and conditions that are reasonable and customary.

Related Party Transactions for Fiscal 2014

Other than the transactions described below, since February 2, 2013, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Real Estate Arrangements

During fiscal 2014 we were party to a triple net lease with Great Dane Realty, LLC (“Great Dane”), a company owned by Barbara Bradley Baekgaard, an officer, director, and greater than ten percent shareholder (the “Great Dane Lease”). The Great Dane Lease was for approximately 39,249 square feet of office and warehouse space in a building (the “Design Center”) located adjacent to our distribution center in Fort Wayne, Indiana. The Great Dane Lease included a right of first refusal and an option for us to purchase the property. On October 31, 2013, the Company exercised its option to purchase the Design Center for a purchase price of $2,432,715, which was approved by the Board of Directors. The purchase of the Design Center closed effective December 14, 2013. Prior to the purchase, the Company made total lease payments to Great Dane of $346,142 in fiscal 2014.

We are also party to a lease extension (the “Lease Extension”) with Milburn, LLC (“Milburn”) extending the term of a triple net lease with Milburn from March 1, 2011 to February 28, 2013. The Milburn Lease is for a lease of our corporate headquarters located at 2208 Production Road, Fort Wayne, Indiana. The Milburn Lease was extended on the same terms and conditions as were in place before the extension. Pursuant to the Milburn Lease, which is subordinate to any mortgages placed on the premises, the Company is responsible for all repairs, maintenance, alterations and restorations and for maintaining adequate levels of fire and extended coverage, liability, and mortgage insurance. Milburn is a leasing company in which Barbara Bradley Baekgaard owns a 50% interest and Patricia R. Miller and P. Michael Miller, each a director and greater than ten percent shareholder of the Company, each owns a 25% interest. The Milburn Lease provides for aggregate payments of $168,000 a year. The Lease Extension ended on February 28, 2013. Since that time we have continued to occupy the building on the basis of a month-to-month tenancy, paying rent of $14,000 per month.

Certain Employees of the Company

Joan Reedy, the sister of Barbara Bradley Baekgaard, is employed by us in a public relations role. As the daughter of our namesake, Vera Bradley, she attends retail events to share our history with our customers. For fiscal 2014, she received compensation of $61,057 for her service as an Indirect sales consultant or ambassador.

Kathleen Ray, the sister-in-law of Michael C. Ray and the niece of Barbara Bradley Baekgaard, is employed by us as an Indirect sales consultant, and previously was engaged by us as an independent sales representative. In fiscal 2014, she received compensation of $102,136 for her service as an Indirect sales consultant.

Bryan Ray, the brother of Michael C. Ray, is employed by us as an SAP System Administrator. In fiscal 2014, he received compensation of $123,948.

Indemnification Agreements and Directors and Officers Liability Insurance

Our second amended and restated articles of incorporation will provide for indemnification, to the fullest extent permitted by the IBCL, of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the Company. A general description of these provisions is contained under the heading “Indemnification of Directors and Officers.” In addition, we carry directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. The Company has also agreed to indemnify all of its directors against loss or expense arising from such individuals’ service to the Company and its subsidiaries and affiliates and to advance attorneys’ fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

Vera Bradley Foundation for Breast Cancer

The Company routinely makes charitable contributions of 10% of the net proceeds from the sale of inventory of certain designated patterns to the Vera Bradley Foundation for

Breast Cancer (the “Foundation”). The Foundation was founded by the founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard and Ms. Miller are directors of the Company and Ms. Baekgaard is an employee, and each also serve on the board of directors of the Foundation. In addition, P. Michael Miller, a director of the Company, serves on the board of directors of the Foundation. In fiscal 2014, the total amount contributed by the Company to the Foundation was approximately $1,000,000.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of March 31, 2014 for the following individuals:

•	each person known to us to own beneficially more than 5% of our outstanding common shares;

•	each of our executive officers named in the summary compensation table;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2013, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares. Percentage of beneficial ownership is based on 40,685,249 common shares outstanding as of March 31, 2014. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808.

Name of beneficial owner	Common Shares beneficially owned
	Shares	%
5% Beneficial Owners
FMR LLC(1)	6,071,008	14.9%
Royce & Associates(2)	4,490,387	11.0%
Joan B. Hall(3)	8,851,720	21.8%
Michael C. Ray(4)	10,642,463	26.2%

Directors and Executive Officers
Robert Wallstrom	0	*
Barbara Bradley Baekgaard	7,721	*
Patricia R. Miller(5)	7,025,428	17.3%
P. Michael Miller(5)	7,025,428	17.3%
Richard Baum	4,605	*
Robert J. Hall(6)	8,851,720	21.8%
Karen Kaplan	3,597	*
John E. Kyees	23,533	*
Matthew McEvoy	9,119	*
Frances P. Philip	5,619	*
Edward M. Schmults	8,814	*
Kimberly F. Colby(7)	985,910	2.4%
Sue Fuller	0	*
Kevin Sierks	5,909	*
Directors and Executive Officers as a Group (17 persons)	17,014,273	41.8%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common shares.
(1)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on January 16, 2014 by Royce & Associates LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Royce & Associates LLC is 745 Fifth Avenue, New York, NY 10151.
(3)	Represents 41,251 shares held by Robert J. Hall, Mrs. Hall’s spouse and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, of which Mrs. Hall is a co-trustee.
(4)	Represents 944,998 shares held by Michael C. Ray, 885,996 shares held by the Michael Ray 2009 Grantor Retained Annuity Trust, 1,000 shares held by Mr. Ray’s son and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, of which Mr. Ray serves as co-trustee.
(5)	P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially own an aggregate of 7,016,420 common shares. Of these shares, 1,599,839 shares held by the Miller 2007 Dynasty Trust of which Mr. Miller is the trustee; 1,683,340 shares held by the Patricia R. Miller 2007 Family Trust, of which Mr. Miller is trustee; 3,682,942 shares held by Patricia R. Miller; and 50,299 shares held by P. Michael Miller.
(6)	Represents 41,251 shares held by Robert J. Hall and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust, of which Mr. Hall’s spouse is a co-trustee.
(7)	Represents 514,017 shares held by Kimberly F. Colby, 155,214 shares held by the Colby Gift Trust and 316,679 shares held by the Colby 2009 Annuity Trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, Directors and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal year 2014, except that: (a) a Form 4 for each of Michael C. Ray, Barbara Bradley Baekgaard, Robert J. Hall, P. Michael Miller and Patricia R. Miller was filed untimely and (b) a Form 3 for each of the Barbara B. Baekgaard 009 Grantor Retained Annuity Trust and Joan B. Hall was filed untimely.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2015 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Fort Wayne, Indiana, no later than December 12, 2014.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Anastacia S. Knapper, Vice President — General Counsel and Secretary, Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2015 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 12, 2014, and no later than January 11, 2015. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the three proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

VERA BRADLEY, INC 2208 PRODUCTION ROAD FORT WAYNE, IN 46808

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Karen Kaplan 02 John E. Kyees 03 Matthew McEvoy 04 Robert Wallstrom
The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain
2	To ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.					☐	☐	☐
3	To approve, on an advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐
NOTE: In their discretion, the proxy holders may vote on such other matters as may properly come before the Annual Meeting, or any adjournment thereof.

☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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VERA BRADLEY, INC Annual Meeting of Shareholders Thursday May 22, 2014 11:00 AM EDT 11222 Stonebridge Road Roanoke, Indiana 46783

The undersigned hereby appoints Robert Wallstrom, Kevin Sierks and Anastacia S. Knapper, or any of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on March 25, 2014, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 11:00 A.M., EDT at the Company’s offices at 11222 Stonebridge Road, Roanoke, Indiana 46783 on Thursday, May 22, 2014. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting.

This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR” Proposals 1, 2 and 3 and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side